EXH10-19

                               Purchase agreement



                                     between


Sico Jena GmbH Quarzschmelze,
Goschwitzer Str. 20, 07745 Jena
represented by its President,
Mr. Walter Nadrag


                                              - on the one hand -

and

FiberCore Jena GmbH,
represented by Mohd Aslami,
President of FiberCore, Inc.
Goschwitzer Str. 20, 07745 Jena


                                              - on the one hand -


WHEREFORE Sico Jena GmbH ("Sico") declares that it holds unrestricted ownership rights in the equipment and other assets described in this contract. This production equipment is not subject to any pledges, liens, collateral rights or any other similar encumbrances whatsoever.

1. THEREFORE, Sico agrees to sell and to transfer to FiberCore the production equipment specified in the Schedule hereto at a price of

                           DM 3,775,200
                           (three million seven hundred seventy five thousand and two hundred German marks) plus 15% VAT.

The purchase price shall be paid as follows:

1) DM 3,775,200 paid in 24 equal quarterly installments of DM 157,300 plus 15% VAT (if applicable) of DM 23,595. The first payment is due on October 31, 1995 if FiberCore Jena GmbH or FiberCore, Inc. USA closes on its current financing:
If financing did not close by October, then two payments shall be made by December 31, 1995.

2. Regardless of the payment of the purchase price, the Purchaser agrees to assume the following obligations:

a) The Purchaser undertakes to retain the equipment specified in the Schedule hereto in the Jena factory until year 2001 at the earliest.

Any infringement of this obligation shall cause this Purchase agreement to be rescinded with the result that the ownership rights in the equipment purchased shall revert to the seller.

b) The provisions contained in 2 a) above shall not apply to new installations fitted by the Purchaser or the seller in the factory. The Purchaser shall be entitled to remove equipment specified in the schedule provided that it is returned or replaced by equivalent equipment within a reasonable period of time.

3. If Sico fails to comply with any of its obligations under its Contract with the State of Thuringia or Treuhandanstalt, FiberCore Jena GmbH shall have an option to assume Sico's contractual obligations against the State of Thuringia and/or THA.

4. Furthermore, the parties agree that FiberCore Jena GmbH shall be entitled to use all brand names as well as patents and expertise developed or owned by Sico (with respect to optical fibers). If any of these rights are used, a fee plus expense, the amount of which shall be subject to a separate agreement, shall be payable to Sico Jena GmbH. These fees are payable to the authors of patents and filing fees for maintaining the validity of patents. It is estimated that approximate payment under this obligation would be DM 38,000 per year. This amount may go up or down based on actual production subject to the appropriate patents.

5. Sico Jena GmbH shall transfer to the Purchaser all staff already employed at FiberCore Jena GmbH as soon as possible but not later than 30 days after the signing of this agreement. All rights and obligations under existing contracts of employment with Sico Jena GmbH shall be transferred to the Purchaser.

Responsibility for lump-sum settlements due such persons being transferred or leaving the company shall be assumed by the Purchaser, provided however, that the Purchaser has the right not to transfer any individual who wishes not to be transferred, in which case FiberCore shall have the right to replace such person.

Signed in Jena on this 19th day of August 1995.


Sico Jena GmbH Quarzschmelze                      ___________________________
Walter Nadrag                                      Mohd Aslami
President                                          FiberCore Jena GmbH
____________________________                       President of FiberCore, Inc.

                               PURCHASE AGREEMENT

Subject to the Purchase Agreement of August 19, 1995, Mr. Walter Nadrag agrees to return all the shares of FiberCore, Inc. USA common stock that was transferred to Mr. Walter Nadrag or Sico toward the purchase of Sico's assets at the same time or immediately after the first two quarterly installments of DM 157,300 are made. FiberCore, Inc. USA is hereby authorized by Mr. Walter Nadrag to cancel the shares after payment of the first two installments.

In addition, if FiberCore was able to prepay the balance of the purchase price prior to the end of the installment period, then the equipment will no longer be used as security for the payments.

Signed:  ______________________
         Walter Nadrag

Date:    August 19, 1995